Exhibit 99.1

Olivier CHARMEIL

Executive Vice President

General Medicines

Paris, March 16, 2023

Dear friends at Provention Bio,

Following this week’s news, I am grateful to your leadership for allowing me to share with you a few thoughts on behalf of Sanofi.

I am very excited about the prospect of uniting our teams, once all due processes complete, as I am absolutely convinced that our organizations are aligned around similar values and driven by the same objective to make a meaningful difference in the lives of people around the world.

At Sanofi, we are greatly impressed by your dedication, resilience, and unbreakable desire to help people, to improve their lives. When we looked at the opportunity to unite our organizations, we not only looked at TZIELD and your pipeline; we also pondered the value of your teams, of your people, yourselves.

On our side, there was excitement across Sanofi following Monday’s announcement. We were flooded with messages from all over the world. From China to Canada, from France to the UAE, there was not one Sanofian who was not absolutely thrilled with the news. And this is thanks to the work you have done. For that, I would like to say thank you.

Within Sanofi, I lead the General Medicines Global Business Unit. We are driven by a transformational and entrepreneurial spirit and are on a mission to reinvent how we engage with customers and stakeholders. As you might know, Sanofi’s expertise in diabetes has been built on a legacy of 100 years of commitment to the community. Helping people with diabetes, and hopefully soon the lives of those at risk of developing T1D, is part of the DNA of thousands of Sanofians. Additionally, I am proud to share that Sanofi is growing in immune-mediated therapies, which further supports the vision and opportunities that we see in TZIELD and other therapeutic areas where we think we can chase the miracles of science together, utilizing everything you have done so far.

No doubt you will have many questions about what this announcement means to you and to our respective organizations. Rest assured that your management team will keep you fully informed of the process as it progresses. Let me reiterate the massive respect and appreciation that we have for each one of you, and the work you are doing. Your capabilities and expertise, coupled with our global reach, and our joint unbreakable will to positively impact the lives of the diabetes community, create an ideal platform to achieve the full potential of TZIELD and advance our ambitions to transform the practice of medicine.

On behalf of the Executive Committee at Sanofi, and the leadership team at General Medicines, let me say once again that we look forward to welcoming you to the Sanofi family in due course.

With my best wishes,

Olivier Charmeil

Sanofi Forward-Looking Statements

This announcement contains forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements may include projections and estimates regarding the marketing and other potential of the product, or regarding potential future revenues from the product, and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “will be”, “intends”, “estimates”, “plans” and similar expressions. Although Sanofi’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, unexpected regulatory actions or delays, or government regulation generally, that could affect the availability or commercial potential of the product, the fact that product may not be commercially successful and risks related to Sanofi’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, as well as other risks related Sanofi’s business, including the uncertainties inherent in research and development, including future clinical data and analysis of existing clinical data relating to the product, including post marketing, unexpected safety, quality or manufacturing issues, competition in general, risks associated with intellectual property and any related future litigation and the ultimate outcome of such litigation, and volatile economic and market conditions, and the impact that COVID-19 will have on us, our customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on our employees and on the global economy as a whole. The risks and uncertainties also include the uncertainties discussed or identified in the public filings with the SEC and the AMF made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2022. Other than as required by applicable law, Sanofi does not undertake any obligation to update or revise any forward-looking information or statements.

Additional Information for US Shareholders and Where to Find It

The tender offer for the outstanding shares of common stock of Provention Bio, Inc. referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Provention Bio, Inc., nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO, and Provention Bio, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer statement on Schedule TO (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF PROVENTION BIO, INC. ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT PROVENTION BIO, INC. STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Provention Bio., Inc. at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi’s Investor Relations Department at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors or by contacting Kristen Kelleher, Investor Relations, at investorrelations@proventionbio.com, or on Proventon Bio, Inc.’s website, www.proventionbio.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Provention Bio., Inc. files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Provention Bio., Inc. at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Provention Bio., Inc.’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov